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                                                                     Exhibit k.3

                              FEE WAIVER AGREEMENT

                     PIMCO New York Municipal Income Fund II

     This Fee Waiver Agreement is executed as of June 18, 2002 by and between PIMCO NEW YORK MUNICIPAL INCOME FUND II, a Massachusetts business trust (the "Fund"), and PIMCO FUNDS ADVISORS LLC, a Delaware limited liability company(the "Manager").

     WHEREAS, the Fund and the Manager have separately entered into an Investment Management Agreement of even date herewith (the "Management Agreement").

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, and in connection with the establishment and commencement of operations of the Fund, it is hereby agreed by and between the parties hereto as follows:

     1. Except as provided in paragraph 2, from the commencement of the Fund's operations through June 30, 2002, and for each successive twelve-month period ending on June 30th in each other calendar year set forth below, the Manager agrees to waive a portion of the fees otherwise payable to it by the Fund under the Management Agreement in the amounts determined by applying the following annual rates to the average daily net assets of the Fund:

                                           Fee Waiver
                                           (at the following annual rates stated
                                           as a percentage of the Fund's average
        Period Ending June 30,             daily net assets)*:
        ----------------------             -------------------------------------
        2002**                             0.15%
        2003                               0.15%
        2004                               0.15%
        2005                               0.15%
        2006                               0.15%
        2007                               0.15%
        2008                               0.10%
        2009                               0.05%

        * Including net assets of the Fund attributable to any outstanding preferred shares.

        ** From the commencement of Fund operations through June 30, 2002.

     2. Unless terminated sooner pursuant to paragraph 3, this Agreement shall terminate on the earlier of (a) June 30, 2009 or (b) any termination of the Management Agreement. The Manager's obligation to waive fees hereunder shall apply only while this Agreement remains in effect. If this Agreement remains in effect for less than a full period specified in paragraph 1, the amount to be waived by the Manager shall be prorated for the partial period.

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     3. Except as provided in paragraph 2, this Agreement may be terminated only by the affirmative vote of (a) the Board of Trustees of the Fund, including the vote of the members of the Board who are not "interested persons" of the Fund within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (the "1940 Act"), and (b) a "majority of the outstanding voting securities" (as defined in the 1940 Act) of the Fund.

     4. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder shall not be thereby affected.

     5. A copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

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     IN WITNESS WHEREOF, PIMCO NEW YORK MUNICIPAL INCOME FUND II and PIMCO FUNDS
ADVISORS LLC have each caused this instrument to be signed in its behalf by its duly authorized representative, all as of the day and year first above written.

                                         PIMCO NEW YORK MUNICIPAL INCOME FUND II


                                         By:    /s/ Newton B. Schott, Jr.
                                                --------------------------------
                                         Name:  Newton B. Schott, Jr.
                                         Title: Vice President and Secretary



                                         PIMCO FUNDS ADVISORS LLC


                                         By:    /s/ Stephen J. Treadway
                                                --------------------------------
                                         Name:  Stephen J. Treadway
                                         Title: Managing Director

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